Exhibit 10.12

IRREVOCABLE WAIVER

Reference is made to the Nonqualified Rollover Preferred Stock Option Agreement (the “Option Agreement”), dated as of May 11, 2004, by and between Maidenform Brands, Inc. (the “Corporation”) and the undersigned, pursuant to which the Corporation granted an option (the “Option”) to the undersigned to purchase shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”).

Pursuant to Section 14 of the Option Agreement, inter alia, in the event a dividend in cash is paid on the outstanding shares of Preferred Stock during the period the Option is outstanding, the amount received on exercise of the Option shall be adjusted so that the undersigned will receive as part of the Option Adjustment Amount (as defined in the Option Agreement) the amount of such dividend at the time of exercise.

In consideration of the Corporation’s reliance on this Waiver, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably and voluntarily waives any and all rights which he may have pursuant to Section 14 of the Option Agreement, including, without limitation, the right to an adjustment to the Option Adjustment Amount, in connection with (i) the declaration of a dividend of $37.00 per share of Preferred Stock outstanding by the Board of Directors of the Corporation on June 1, 2005, payable to the holders of record of the outstanding shares of Preferred Stock at the close of business on June 1, 2005 (the “Preferred Dividend”), (ii) the payment of the Preferred Dividend, and (iii) the taking of any actions in connection with the Preferred Dividend.

This Waiver and Consent Agreement does not and shall not constitute a waiver of any rights of any of the parties hereto in relation to any events which would trigger an Option Adjustment Amount other than the Preferred Dividend.

This Waiver shall be binding on the undersigned and the successors, heirs, personal representatives, transferees and assigns of the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Waiver as of the ____ day of June, 2005.

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